Form N-SAR
Attachment for Item #77C
Matters Submitted to a Vote of Security Holders

MAINSTAY VP FUNDS TRUST
811-03833
For Period Ended 06/30/2015

MainStay VP DFA / DuPont Capital Emerging Markets Equity Portfolio

(a) The date of the meeting and whether it was an annual or special meeting;

Pursuant to notice, a special meeting of shareholders (“Special Meeting”) of the MainStay VP DFA / DuPont Capital Emerging Markets Equity Portfolio (“Portfolio”), a series of MainStay VP Funds Trust (“Trust”), was held at the offices of New York Life Investment Management, Inc. (“New York Life Investments”), 169 Lackawanna Avenue, Parsippany, New Jersey 07054 on January 5, 2015 at 12:00 p.m.

(b)	If the meeting involved the election of trustees, state the name of each trustee elected at the meeting and the names of all other trustees now in office;

N/A.

(c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

1.	To approve new subadvisory agreements between New York Life Investments and each of the following affiliated subadvisors (collectively, ‘‘New Subadvisors’’)1:

(a) Cornerstone Capital Management Holdings LLC (‘‘Cornerstone Holdings’’); and

(b) Candriam Belgium (‘‘Candriam’’), (collectively, ‘‘New Subadvisors’’);

2.
To permit New York Life Investments, under certain circumstances, to enter into and/or materially amend agreements with affiliated and unaffiliated subadvisors on behalf of the Portfolio without obtaining shareholder approval.

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1 The agreement with each New Subadvisor must be approved separately. The proposal to approve each of the two new subadvisory agreements may be referred to herein as a ‘‘sub-proposal.’’

The above proposals were discussed in detail in the proxy statement.  No other business came before the Special Meeting.

The proposals were passed by the shareholders, as confirmed by the Inspector of Elections.

The following is a summary of how the votes on the proposals presented before the Special Meeting held on January 5, 2015 were cast.  There were no votes cast in person at the Special Meeting.

Proposal 1(a)  – To approve a subadvisory agreement between New York Life Investments and Cornerstone Capital Management Holdings LLC with respect to the Portfolio:

Votes For	Votes Against	Abstentions	Total
32,458,722.6916	1,845,424.1527	1,427,075.7412	35,731,222.5855

Proposal 1(b)  – To approve a subadvisory agreement between New York Life Investments and Candriam Belgium with respect to the Portfolio:

Votes For	Votes Against	Abstentions	Total
32,085,990.0656	2,023,567.6891	1,621,664.8308	35,731,222.5855

Proposal 2  – To permit New York Life Investment Management LLC, under certain circumstances, to enter into and/or materially amend agreements with affiliated and unaffiliated subadvisors on behalf of the Portfolio without obtaining shareholder approval:

Votes For	Votes Against	Abstentions	Total
29,818,118.4231	4,424,573.2966	1,488,530.8658	35,731,222.5855